EXHIBIT 99.1

For Release 1:05 PM PST
March 16, 2005

Western Wireless Corporation
3650 131st Ave. SE
Bellevue, WA 98006
(425) 586-8700

Western Wireless Announces Fourth Quarter and Full Year 2004
Financial Results

     BELLEVUE, WA (March 16, 2005) – Western Wireless Corporation (NASDAQ: WWCA), a leading provider of wireless communications services to rural America, announced today its operating results for the quarter and year ended December 31, 2004.

     Western Wireless reported consolidated total revenues of $508 million for the fourth quarter of 2004, an increase of 22% over the fourth quarter of 2003. Consolidated net income for the quarter was $125 million (inclusive of an income tax benefit of $128 million as described below), or $1.15 per diluted share. This compares to a net loss of $1 million, or $(0.01) per diluted share, for the fourth quarter of 2003. Consolidated Adjusted EBITDA grew to $139 million for the quarter, a 15% increase from the same quarter of 2003 (see attached schedule of Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA). For the year, Western Wireless reported consolidated total revenues of $1,918 million, up 28% over 2003. Net income for the year was $233 million (inclusive of an income tax benefit of $91 million as described below), or $2.27 per diluted share, compared to a net loss of $3 million, or $(0.03) per diluted share, for 2003. Consolidated Adjusted EBITDA for the year was $618 million, a 37% increase over 2003.

     “We have built a terrific rural franchise with a portfolio of great international businesses,” said John W. Stanton, Chairman and Chief Executive Officer of Western Wireless Corporation. “I am proud of what our team accomplished in 2004. We achieved the highest level of customer growth in our history while reporting record net income. Our domestic team overcame the challenges of wireless number portability in an increasingly competitive environment, validated our multi-technology roaming strategy as GSM revenues accelerated, and continued to deliver outstanding service to rural America.”

     Stanton continued, “Our international business was simply outstanding in 2004. We now have over 1.8 million customers outside the United States. Our Adjusted EBITDA increased five fold to $180 million. Our success has led to further investments in our existing international operations where we continue to see attractive returns.” Stanton concluded, “We are excited about our pending merger with ALLTEL, which will create the nation’s top rural communications company that will be well positioned for continued growth.”

     Fourth Quarter and Full Year 2004 Highlights

➢	Net income for full year 2004 was $233 million, or $2.27 per diluted share. This compares to a 2003 net loss of $3 million, or $(0.03) per diluted share.

➢
Domestic net subscriber additions for the quarter were 36,600. Domestic average monthly churn was 2.0% for the quarter, down from third quarter 2004 churn of 2.4% and fourth quarter 2003 churn of 2.1%.

➢
Domestic Adjusted EBITDA for the quarter was $103 million, down 1% compared to the fourth quarter of 2003. Full Year 2004 domestic Adjusted EBITDA was $438 million, an increase of 4% over full year 2003 domestic Adjusted EBITDA.

➢
Western Wireless International Adjusted EBITDA was $35 million for the quarter, up from $16 million in the fourth quarter of 2003. Full year 2004 international Adjusted EBITDA was $180 million, a significant increase compared to full year 2003 international Adjusted EBITDA of $30 million.

➢	Net customer additions for Western Wireless International for the fourth quarter were 204,900.

➢
On January 10, 2005, Western Wireless announced that it had entered into an agreement to merge with ALLTEL, pursuant to which Western Wireless will be acquired by ALLTEL. The merger is subject to, among other things, approval of Western Wireless shareholders, regulatory approvals and certain other conditions. The merger is expected to close mid-year 2005.

     Consolidated net income for the fourth quarter and full year 2004 includes an income tax benefit of $128 million and $91 million, respectively, or $1.17 and $0.88 per diluted share, respectively. The income tax benefit is primarily the result of releasing the valuation allowance on a majority of Western Wireless’ U.S. jurisdictional deferred tax assets in the fourth quarter. Most of these U.S. jurisdictional deferred tax assets are related to net operating loss carryforwards.

     Change in Lease Accounting

     During the fourth quarter of 2004, Western Wireless revised its accounting for certain operating leases that contain fixed rental increases to recognize lease expense on a straight-line basis over the lease term in accordance with SFAS No. 13 “Accounting for Leases”, as amended, and related pronouncements. Western Wireless also modified the lives of certain categories of assets to conform with the lease terms, which impacted depreciation expense. Pursuant to the revised accounting for leases and assets, Western Wireless recorded out-of-period adjustments to cost of service expense and depreciation expense during the fourth quarter of 2004. The adjustments are not considered material to the current year or any prior year’s earnings, earnings trends or financial statement line items. The adjustments were recorded in the fourth quarter of 2004 and no prior periods will be adjusted. The impact of the out-of-period adjustment on the affected line items in the consolidated statement of operations is as follows:

	Three Months Ended	For the Year Ended
	December 31, 2004	December 31, 2004
	(Dollars in Thousands, except per share data)
Increase (Decrease)
Cost of service	$5,595	$4,624
Depreciation, amortization and accretion	(1,134)	(703)

Income (loss) before benefit (provision) for income taxes	(4,461)	(3,921)
Benefit (provision) for income taxes	1,650	1,451

Net Income (loss)	$(2,811)	$(2,470)

Basic income (loss) per share	$(0.03)	$(0.03)
Diluted income (loss) per share	$(0.03)	$(0.03)

     Consolidated Adjusted EBITDA was reduced by amounts equal to the increase in cost of service in each period.

     Domestic Results

     Domestic results are highlighted by the highest level of subscriber growth in three years, continued revenue growth, and Adjusted EBITDA growth that was reduced in part by the high costs associated with Sarbanes-Oxley compliance and wireless number portability. Subscriber revenues increased to $199 million for the quarter, an increase of 9% over the fourth quarter of 2003. Monthly subscriber revenue per average subscriber for the quarter was $48.12, up slightly from the fourth quarter of 2003. Roamer revenues for the fourth quarter were $51 million, down from $53 million for the fourth quarter of

2003. The decline in roamer revenue is the result of contractual rate reductions in the third quarter of 2004, partially offset by growth in roamer minutes of use. Western Wireless continues to benefit from its ability to serve the national carriers, regardless of technology. As a result, roamer minutes of use on Western Wireless’ network continue to grow and were up 18% over the fourth quarter of 2003. Western Wireless is experiencing particular strength in GSM roaming, with GSM now representing nearly 30% of total roaming minutes of use.

     Net customer additions increased in the fourth quarter of 2004 to 36,600 as a result of improved sales and successful retention efforts. Average monthly churn for the quarter was 2.0%, down from 2.4% in the third quarter of 2004 and 2.1% in the fourth quarter of 2003. Total customers at the end of the quarter were 1,395,400.

     Domestic Adjusted EBITDA for the fourth quarter of 2004 was $103 million, down 1% from the same period in 2003. For full year 2004, domestic Adjusted EBITDA was $438 million, an increase of 4% over full year 2003. As described above, Western Wireless recorded adjustments during the fourth quarter of 2004 related to a change in lease accounting. The effect of these adjustments on domestic Adjusted EBITDA was a decrease of $5 million and $4 million, for the fourth quarter of 2004 and full year 2004, respectively.

     The average monthly cost of serving a subscriber (cost of service plus general and administrative expenses) was $25.71 per subscriber for the fourth quarter of 2004, an increase from $23.37 in the fourth quarter of 2003. Much of the increase, $1.35 per subscriber, is the result of the additional cost of service expense recorded in the fourth quarter pursuant to the change in lease accounting. Cost per gross subscriber addition (or CPGA, determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the quarter) was $337 for the quarter, a 19% reduction from the fourth quarter of 2003 and a 5% reduction from the third quarter of 2004. Western Wireless includes in its subscriber acquisition costs digital handset subsidies incurred in retaining existing subscribers. Retention costs for the quarter included in CPGA were $34.

     Capital expenditures were $59 million for the quarter and $209 million for the year. Western Wireless continued to add additional CDMA and GSM/GPRS coverage during the quarter. At the end of the quarter, approximately 77% of the population in Western

Wireless’ service area had access to CDMA services. In addition, Western Wireless has completed its GSM/GPRS overlay on 650 sites and, due to traffic demand, will add additional GSM/GPRS coverage throughout 2005. Over 92% of Western Wireless’ network minutes are digital.

     International Results

     Total revenues for Western Wireless International’s (“WWI”) six consolidated businesses were $244 million for the quarter and $860 million for the year, increases of 45% and 61% respectively, over comparable periods in 2003. These amounts include total revenues from tele.ring, WWI’s Austrian subsidiary, of $160 million for the fourth quarter and $596 million for the year, up from $116 million for the fourth quarter of 2003 and $370 million for full year 2003.

     Adjusted EBITDA for the consolidated international operations was $35 million for the quarter and $180 million for the year, compared to Adjusted EBITDA of $16 million for the fourth quarter of 2003 and $30 million for full year 2003. Adjusted EBITDA for tele.ring was $30 million for the fourth quarter of 2004 and $150 million for the year. This compares to Adjusted EBITDA of $13 million for tele.ring in the fourth quarter of 2003 and $32 million for full year 2003.

     Net postpaid and prepaid customer additions for the consolidated international businesses totaled 204,900 for the fourth quarter. Total customers at December 31, 2004 for the six consolidated businesses were 1,783,900. During the fourth quarter tele.ring added 62,600 mobile customers. At the end of the year tele.ring had 904,300 mobile customers, of which 79% were postpaid subscribers. WWI’s Irish business, Meteor Mobile, added 88,000 customers during the quarter and ended the year with 339,600 customers. Virtually all of Meteor’s customers are prepaid. WWI also had 130,400 fixed line customers, primarily in its tele.ring operations in Austria.

     Conference Call

     On March 16, 2005 at 2:00 p.m. PST, Western Wireless will host a conference call to discuss fourth quarter and full year 2004 financial results. The dial-up number for the call is 888/790-1965. The access code is the phrase “Western Wireless”. A separate dial-up replay number will be available beginning at 4:00 p.m. PST on March 16, 2005 until 5:00 p.m. PST on Wednesday, March 30, 2005. The replay number is 866/431-

5843 and the access code is 5703. Investors can also access the live conference call and the conference call replay, as well as view this press release, through the investor relations link on the Western Wireless website at www.wwireless.com.

     About Western Wireless Corporation

     Western Wireless Corporation, headquartered in Bellevue, Washington, serves over 1.3 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Western Wireless and its subsidiary, Western Wireless International Corporation, currently serves over 1.8 million customers in six international markets, and own a minority interest in a seventh market.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; whether the merger with ALLTEL will be completed and the effects on the Company in the event it is not completed; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact: Investment Community: Steve Winslow Western Wireless Corporation (800) 261-5960 steve.winslow@wwireless.com	Media: John Snyder Snyder Investor Relations (206) 262-0291 jsnyder@snyderir.com

Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended December 31, 2004			Three months ended December 31, 2003
	Domestic	International	Consolidated	Domestic	International	Consolidated
Revenues:
Subscriber revenues	$198,784	$210,677	$409,461	$182,475	$133,881	$316,356
Roamer revenues	50,606	10,104	60,710	53,407	9,991	63,398
Fixed line revenues		12,849	12,849		13,236	13,236
Equipment sales	14,876	5,975	20,851	12,118	7,019	19,137
Other revenues	492	3,925	4,417	411	3,478	3,889

Total revenues	264,758	243,530	508,288	248,411	167,605	416,016

Operating expenses:
Cost of service	53,843	94,025	147,868	43,275	69,326	112,601
Cost of equipment sales	23,903	27,578	51,481	22,939	26,727	49,666
General and administrative	52,378	32,224	84,602	45,631	16,589	62,220
Sales and marketing	31,296	54,339	85,635	31,770	39,097	70,867
Depreciation, amortization and accretion	44,768	34,342	79,110	42,183	22,342	64,525
Stock-based compensation, net		27,393	27,393	2,182	8,763	10,945

Total operating expenses	206,188	269,901	476,089	187,980	182,844	370,824

Other income (expense):
Interest and financing expense, net	(17,613)	(18,389)	(36,002)	(24,518)	(14,912)	(39,430)
Loss on extinguishment of debt
Equity in net income (loss) of unconsolidated affiliates, net of tax	(30)	2,017	1,987	(30)	1,231	1,201
Realized loss on marketable securities				(1,290)		(1,290)
Realized gain (loss) on interest rate hedges	2,805	(418)	2,387	5,605	452	6,057
Other, net	(325)	347	22	69	217	286

Total other expense	(15,163)	(16,443)	(31,606)	(20,164)	(13,012)	(33,176)

Minority interests in net (income) loss of consolidated subsidiaries		(3,743)	(3,743)		484	484

Income (loss) before provision for income taxes	43,407	(46,557)	(3,150)	40,267	(27,767)	12,500

Benefit (provision) for income taxes	110,268	17,824	128,092	(10,941)	(2,691)	(13,632)

Net income (loss)	$153,675	$(28,733)	$124,942	$29,326	$(30,458)	$(1,132)

Basic income (loss) per share			$1.25			$(0.01)

Diluted income (loss) per share			$1.15			$(0.01)

Adjusted EBITDA (1)	$103,338	$35,364	$138,702	$104,796	$15,866	$120,662

(1) See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)

	Twelve months ended December 31, 2004			Twelve months ended December 31, 2003
	Domestic	International	Consolidated	Domestic	International	Consolidated
Revenues:
Subscriber revenues	$790,436	$729,235	$1,519,671	$705,081	$400,583	$1,105,664
Roamer revenues	205,504	46,579	252,083	217,397	45,634	263,031
Fixed line revenues		47,608	47,608		56,613	56,613
Equipment sales	60,141	21,985	82,126	45,131	18,772	63,903
Other revenues	1,937	14,296	16,233	2,628	11,908	14,536

Total revenues	1,058,018	859,703	1,917,721	970,237	533,510	1,503,747

Operating expenses:
Cost of service	188,492	334,725	523,217	170,499	249,299	419,798
Cost of equipment sales	98,410	90,538	188,948	88,178	72,801	160,979
General and administrative	203,070	104,148	307,218	173,587	77,624	251,211
Sales and marketing	130,419	150,178	280,597	117,729	103,702	221,431
Depreciation, amortization and accretion	169,891	100,779	270,670	200,438	73,780	274,218
Asset dispositions				4,850		4,850
Stock-based compensation, net		38,723	38,723	2,182	8,763	10,945

Total operating expenses	790,282	819,091	1,609,373	757,463	585,969	1,343,432

Other income (expense):
Interest and financing expense, net	(73,216)	(67,601)	(140,817)	(99,351)	(59,218)	(158,569)
Loss on extinguishment of debt	(16,260)		(16,260)	(16,910)	(4,310)	(21,220)
Equity in net income (loss) of unconsolidated affiliates, net of tax	(122)	6,304	6,182	(400)	3,150	2,750
Gain (loss) on sale of Croatian joint venture				(1,574)	42,093	40,519
Realized loss on marketable securities	(10,974)		(10,974)	(5,180)		(5,180)
Realized gain (loss) on interest rate hedges	11,761	(1,923)	9,838	14,775	452	15,227
Other, net	(1,260)	(1,814)	(3,074)	186	(1,758)	(1,572)

Total other expense	(90,071)	(65,034)	(155,105)	(108,454)	(19,591)	(128,045)

Minority interests in net (income) loss of consolidated subsidiaries		(11,454)	(11,454)		4,637	4,637

Income (loss) before provision for income taxes and cumulative change in accounting principle	177,665	(35,876)	141,789	104,320	(67,413)	36,907

Benefit (provision) for income taxes	85,020	6,067	91,087	(32,461)	(4,988)	(37,449)

Income (loss) before cumulative change in accounting principle	262,685	(29,809)	232,876	71,859	(72,401)	(542)

Cumulative change in accounting principle				(1,189)	(1,042)	(2,231)

Net income (loss)	$262,685	$(29,809)	$232,876	$70,670	$(73,443)	$(2,773)

Basic income (loss) per share:
Before cumulative change in accounting principle			$2.46			$(0.01)
Cumulative change in accounting principle						(0.02)

Basic income (loss) per share			$2.46			$(0.03)

Diluted income (loss) per share:
Before cumulative change in accounting principle			$2.27			$(0.01)
Cumulative change in accounting principle						(0.02)

Diluted income (loss) per share			$2.27			$(0.03)

Adjusted EBITDA (1)	$437,627	$180,114	$617,741	$420,244	$30,084	$450,328

(1) See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(dollars in thousands)

	Three months ended December 31, 2004
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$153,675	$11,423	$(40,156)	$124,942
Depreciation, amortization and accretion	44,768	6,334	28,008	79,110
Asset dispositions
Stock-based compensation, net		414	26,979	27,393
Interest and financing expense, net	17,613	2,428	15,961	36,002
Equity in net (income) loss of unconsolidated affiliates, and other, net	355	1,538	(3,902)	(2,009)
(Gain) loss on sale of joint venture
Realized loss on marketable securities
Realized (gain) loss on interest rate hedges	(2,805)		418	(2,387)
Loss on extinquishment of debt
Minority interests in net (income) loss of consolidated subsidiaries			3,743	3,743
Discontinued operations
(Benefit) provision for income taxes	(110,268)	8,222	(26,046)	(128,092)

Cumulative change in accounting principle

Adjusted EBITDA (1)	$103,338	$30,359	$5,005	$138,702

	Three months ended December 31, 2003
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$29,326	$3,976	$(34,434)	$(1,132)
Depreciation, amortization and accretion	42,183	3,874	18,468	64,525
Asset dispositions
Stock-based compensation, net	2,182	753	8,010	10,945
Interest and financing expense, net	24,518	2,481	12,431	39,430
Equity in net (income) loss of unconsolidated affiliates, and other, net	(39)	1,405	(2,853)	(1,487)
(Gain) loss on sale of joint venture
Realized loss on marketable securities	1,290			1,290
Realized (gain) loss on interest rate hedges	(5,605)		(452)	(6,057)
Loss on extinquishment of debt
Minority interests in net (income) loss of consolidated subsidiaries			(484)	(484)
Discontinued operations
(Benefit) provision for income taxes	10,941	58	2,633	13,632
Cumulative change in accounting principle

Adjusted EBITDA (1)	$104,796	$12,547	$3,319	$120,662

Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(dollars in thousands)

	Twelve months ended December 31, 2004
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$262,685	$105,575	$(135,384)	$232,876
Depreciation, amortization and accretion	169,891	20,770	80,009	270,670
Asset dispositions
Stock-based compensation, net		642	38,081	38,723
Interest and financing expense, net	73,216	9,998	57,603	140,817
Equity in net (income) loss of unconsolidated affiliates, and other, net	1,382	4,678	(9,168)	(3,108)
(Gain) loss on sale of joint venture
Realized loss on marketable securities	10,974			10,974
Realized (gain) loss on interest rate hedges	(11,761)		1,923	(9,838)
Loss on extinquishment of debt	16,260			16,260
Minority interests in net (income) loss of consolidated subsidiaries			11,454	11,454
Discontinued operations
(Benefit) provision for income taxes	(85,020)	8,225	(14,292)	(91,087)
Cumulative change in accounting principle

Adjusted EBITDA (1)	$437,627	$149,888	$30,226	$617,741

	Twelve months ended December 31, 2003
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$70,670	$3,941	$(77,384)	$(2,773)
Depreciation, amortization and accretion	200,438	11,913	61,867	274,218
Asset dispositions	4,850			4,850
Stock-based compensation, net	2,182	753	8,010	10,945
Interest and financing expense, net	99,351	10,232	48,986	158,569
Equity in net (income) loss of unconsolidated affiliates, and other, net	214	4,493	(5,885)	(1,178)
(Gain) loss on sale of joint venture	1,574		(42,093)	(40,519)
Realized loss marketable securities	5,180			5,180
Realized (gain) loss on interest rate hedges	(14,775)		(452)	(15,227)
Loss on extinquishment of debt	16,910		4,310	21,220
Minority interests in net (income) loss of consolidated subsidiaries			(4,637)	(4,637)
Discontinued operations
(Benefit) provision for income taxes	32,461	213	4,775	37,449
Cumulative change in accounting principle	1,189	770	272	2,231

Adjusted EBITDA (1)	$420,244	$32,315	$(2,231)	$450,328

(1)
EBITDA is a non-GAAP financial measure generally defined as net income (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure “Adjusted EBITDA” which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock-based compensation, net; (iv) equity in net (income) loss of unconsolidated affiliates, and other, net; (v) (gain) loss on sale of joint venture; (vi) realized loss on marketable securities; (vii) realized (gain) loss on interest rate hedges; (viii) loss on extinguishment of debt; (ix) minority interests in net (income) loss of consolidated subsidiaries; (x) discontinued operations; and (xi) cumulative change in accounting principle. Each of these items is presented in our Condensed Consolidating Statements of Operations.

Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures and accordingly, the Company’s presentation may not be comparable to other similarly titled measures of other companies. The Company’s calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.

The Company views Adjusted EBITDA as an operating performance measure and as such, believes that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). The Company has presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of the Company’s internal reporting system utilized by management to assess and evaluate the performance of its business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of the Company’s success in obtaining, retaining and servicing customers by reflecting the Company’s ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenue and expense items for which the Company’s operating managers are responsible and upon which the Company evaluates their performance.

Adjusted EBITDA is consistent with certain financial measures used in the Company’s domestic credit facility and the indenture for its senior notes. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.

Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. The Company believes Adjusted EBITDA is useful to investors as a means to evaluate the Company’s operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense, and certain other non-cash charges. Although Adjusted EBITDA may be defined differently by other companies in the wireless industry, the Company believes that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

Selected Domestic Operating Statistics

	As of and for the
	Three months ended December 31,
	2004	2003

Licensed Population(1)	11,486,000	11,149,000

Ending Subscribers(2)	1,395,400	1,290,400

Average monthly subscriber revenue(3)	$48.12	$47.95

Average monthly service revenue(4)	$60.49	$62.10

Average monthly cost of serving a subscriber:
- per subscriber(5)	$25.71	$23.37
- per minute of use(6)	$0.040	$0.041

Cost per gross subscriber addition(7)	$337	$414

Postpaid Churn	2.0%	2.1%

Subscriber minutes of use	563	491

Capital expenditures (000’s)	$58,744	$72,105

(1)	Population is estimated based upon 2003 Claritas, Inc. estimates and is adjusted by Western Wireless by applying Claritas’s positive and negative growth factors.

(2)
Mobile virtual network operators represented approximately 7% and 4% of ending subscribers as of December 31, 2004 and 2003, respectively. Prepaid subscribers represented 2% and 1% of ending subscribers as of the end of each period, respectively.

(3)
Average monthly subscriber revenue is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(4)
Average monthly service revenue is determined by dividing service revenues for the period by average subscribers for the period and dividing that result by the number of months in the period. Service revenues include subscriber, roamer and other revenues.

(5)
Average monthly cost of serving a subscriber is determined by dividing total service costs (cost of service plus general and administrative expense) by average subscribers for the period, and dividing that result by the number of months in the period.

(6)	Average monthly cost of serving a subscriber is determined by dividing total service costs (cost of service plus general and administrative expense) by total minutes of use for the period.

(7)
Cost per gross subscriber addition is determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the period.